Strategic Partners Asset Allocation Funds
For the fiscal year ended 7/31/02
File number 811-08915

SUB-ITEM 77D
Policies With Respect to Security Investment


Strategic Partners Asset Allocation Funds
Strategic Partners Conservative Growth Fund
Strategic Partners Moderate Growth Fund
Strategic Partners High Growth Fund
Prospectus dated October 1, 2001
Supplement dated December 18, 2001
Effective December 20, 2001, EARNEST Partners, LLC
(EARNEST Partners) will replace The Dreyfus Corporation (Dreyfus)
as subadviser to the small- and mid-cap value equity segments of each
Fund.
1.	References to Dreyfus in the tables on pages 4, 6 and 8 of the prospectus should be replaced with references to EARNEST Partners.
2.	The following replaces the discussion of Dreyfus' investment style, on page 21 of the prospectus under the heading "How the Funds Invest Investment Objective and Policies Equity Segments."
EARNEST Partners focuses on stocks of small- and
medium-size companies, using a value investment style.
EARNEST Partners employs a fundamental analysis screening
process, called Return Pattern Recognition?, which identifies factors that EARNEST Partners believes to be helpful in selecting stocks that will outperform the Russell 2000 Value Index.
EARNEST Partners' investment team conducts intensive
fundamental analysis on the highest-ranking stocks identified by its
Return Pattern Recognition? model.  EARNEST Partners'
fundamental company analysis consists of an industry review, a competitive framework analysis, review of the company's current and prospective financials, an assessment of the effect of current news on the company and an evaluation of the company's
management.  EARNEST Partners controls risk by using a
statistical approach called "downside deviation," which measures and controls the prospects of substantially underperforming the broader small- and medium-size company market.
EARNEST Partners will sell a portfolio holding when it
identifies meaningful adverse information that would cause the holding to fail the fundamental review described above.  In
addition, since EARNEST Partners seeks to hold a consistent
number of equity securities in the segment, it will replace a portfolio holding if it identifies a more promising investment.
3.	The following replaces the discussion of Dreyfus on page 39 of the prospectus.
EARNEST Partners, LLC
Effective December 20, 2001, EARNEST Partners will replace
Dreyfus as a subadviser of the small- and mid-cap value equity segments of each Fund.
EARNEST Partners is a wholly owned subsidiary of EARNEST Holdings, LLC, an employee-owned company in which Paul E. Viera, Jr. (whose background is described below) holds a controlling interest. Founded in 1998, EARNEST Partners had $3.1 billion in assets under management as of September 30, 2001. The address of EARNEST Partners is 75 14th St., Suite 2300, Atlanta,
GA 30309.
Paul E. Viera, Jr., Chief Executive Officer and Partner of
EARNEST Partners, will manage the EARNEST Partners segment of each Fund. A founding member of EARNEST Partners, he previously served as a Global Partner of, and portfolio manager with, INVESCO Capital Management from 1991 to 1998.


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